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                                                                    EXHIBIT 10.1

                    AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

     This Amendment No. 2 to Employment Agreement (this "Amendment") is entered into by and among Morrie K. Abramson ("Employee"), Rolaine S. Abramson and Kent Electronics Corporation, a Texas corporation (the "Company"), as of November 10, 1998.

     WHEREAS, Employee and the Company entered into the Employment Agreement dated as of January 3, 1996 (as amended, the "Employment Agreement"),

     WHEREAS, pursuant to an Amendment No. 1 to Employment Agreement dated as of August 18, 1997, the Employment Agreement was amended and Rolaine S. Abramson was added as a party thereto,

     WHEREAS, capitalized terms not otherwise defined herein shall have the meanings given to them in the Employment Agreement, and

     WHEREAS, the parties to the Employment Agreement desire to amend the Employment Agreement further to provide for certain benefits to Employee upon the termination of Employee's employment by the Company following a Change in Control,

     NOW, THEREFORE, in order to encourage Employee to remain in the employ of the Company beyond the minimum Term of Employment under the Employment Agreement, and in consideration of Employee's past and anticipated future service to the Company, the mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. The parties hereby amend Section 3 of the Employment Agreement to read in its entirety as follows:

          3. Term. Subject to the provisions for earlier termination provided herein, the term of this Agreement and the term of Employee's employment by the Company shall continue uninterrupted until March 31, 2001 and Employee's employment by the Company shall continue uninterrupted thereafter on a month to month basis until termination by either party upon at least thirty days' written notice to the other party ("Term of Employment").

     2. The parties hereby amend Section 4.1(b) of the Employment Agreement to read in its entirety as follows:

               (b) Upon a Change in Control (as defined below), the Company shall establish a "rabbi trust" for the benefit of Employee into which there shall be contributed by the Company cash in an amount sufficient to satisfy the Company's obligations to pay the Employee the amounts to which he is entitled under Section
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          6.1(d)(iii). Any instruments establishing such rabbi trust shall in all respects be satisfactory in form and substance to Employee and his counsel.

     3. The parties hereby amend Section 6.1(d)(ii) of the Employment Agreement to read in its entirety as follows:

               (ii) If prior to a Change in Control Employee is discharged without Just Cause or resigns for Good Reason, Employee, or his spouse, estate or otherwise designated beneficiary, as the case may be, shall be entitled to the following:

               (1) a cash lump sum payment equal to all compensation and benefits due Employee pursuant to Section 4.1 as of the date of discharge or resignation, including the bonus for the period of his employment prior to the discharge or resignation (all cash compensation to be based on annual cash compensation of not less than $950,000 per year, irrespective of the time at which such cash compensation is otherwise payable) annualized on a reasonable basis acceptable to Employee; however, if at the end of such year it is determined that Employee's annual compensation would have been higher than the annualized amount used to calculate this payment, the Company shall pay Employee an amount in a cash lump sum equal to a proportionate share in the increase based on his period of employment during the year in which Employee was discharged or resigned; plus

               (2) a cash lump sum payment equal to the compensation pursuant to
     Section 4.1 which would be received by Employee for the remainder of the Term of Employment (using annual compensation of $950,000 per year or, if higher, the highest annual amount of Employee's compensation or annualized compensation calculated as described in Section 6(d)(ii)(1) in any year (including the year in which Employee terminates) during which this Agreement was in force). The entire lump sum amount shall be paid concurrent with any discharge or within 3 business days of the date of any resignation. Employee shall have no duty to mitigate or attempt to mitigate his damages. Employee's other compensation and benefits under this Agreement, including without limitation those provided pursuant to Sections
     4.4 and 4.5, shall not be impaired or otherwise adversely affected by termination of Employee's employment.

     4. The parties hereby amend Section 6.1(d) of the Employment Agreement to add the following new subsection 6.1(d)(iii), which shall read in its entirety as follows:

               (iii) If Employee's employment is terminated after a Change in Control (even if for Just Cause or without Good Reason), Employee, or his spouse, estate or otherwise designated beneficiary, as the case may be, shall be entitled to the following:

               (1) a cash lump sum payment equal to all the compensation and benefits due Employee pursuant to Section 4.1 as of the date of discharge or resignation, including the bonus for the period of his employment prior to the discharge or resignation

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     (all cash compensation to be based on annual cash compensation of not less than $950,000 per year, irrespective of the time at which such cash compensation is otherwise payable) annualized on a reasonable basis acceptable to Employee; however, if at the end of such year it is determined that Employee's annual compensation would have been higher than the annualized amount used to calculate this payment, the Company shall pay Employee an amount in a cash lump sum equal to a proportionate share in the increase based on his period of employment during the year in which Employee was discharged or resigned; plus

               (2) a cash lump sum payment equal to the product of five times the annual compensation pursuant to Section 4.1 which would be received by Employee (using annual compensation of $950,000 per year or, if higher, the highest annual amount of Employee's compensation or annualized compensation calculated as described in Section 6(d)(iii)(1) in any year (including the year in which Employee terminates) during which this Agreement was in force). The entire lump sum amount shall be paid concurrent with any discharge or within 3 business days of the date of any resignation. Employee shall have no duty to mitigate or attempt to mitigate his damages. Employee's other compensation and benefits under this Agreement, including without limitation those provided pursuant to Sections 4.4 and 4.5, shall not be impaired or otherwise adversely affected by termination of Employee's employment.


     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.


                                    /s/ Morrie K. Abramson
                                    -------------------------------------
                                    Morrie K. Abramson


                                    /s/ Rolaine S. Abramson
                                    -------------------------------------
                                    Rolaine S. Abramson


                                    KENT ELECTRONICS CORPORATION

                                    By: /s/ Larry D. Olson
                                       ----------------------------------
                                       Larry D. Olson
                                       President and Chief Operating Officer

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